Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our reports dated March 15, 2023, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Genie Energy Ltd. appearing in its Annual Report (Form 10-K) for the year ended December 31, 2022.

/s/ Zwick CPA, PLLC

Southfield, Michigan

November 22, 2023